As filed with the Securities and Exchange Commission on August 8, 2014

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
______________________

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Kansas
(State or other jurisdiction of incorporation or organization)

44-0236370
(I.R.S. Employer Identification No.)

602 S. Joplin Avenue
Joplin, Missouri  64801
(417) 625-5100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bradley P. Beecher
President and Chief Executive Officer
The Empire District Electric Company
602 S. Joplin Avenue
Joplin, Missouri  64801
(417) 625-5100
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

with a copy to:

Michael A. Sherman, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005
(212) 701-3000
______________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.
______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

______________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common Stock(2) ($1.00 par value)	2,407,289	$24.39	$58,713,779	$265.81
_______________________

(1)
The Registration Statement (the “Registration Statement”) registers the issuance of 2,407,289 shares of the common stock, par value $1.00 per share, of the Registrant issuable pursuant to the Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan.

(2)
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(3)
Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low prices reported for the common stock of the Registrant on August 4, 2014, which was $24.39 per share, as reported on the consolidated reporting system of the New York Stock Exchange.

(4)
Pursuant to Rule 415(a)(6) under the Securities Act, the registration fee of $7,562.33 is offset by registration fees of $7,296.52 previously paid by the Registrant with respect to 2,500,000 shares of common stock registered under Registration Statement on Form S-3 (Registration No. 333-193037) of the Registrant filed with the Securities and Exchange Commission on December 20, 2013, of which 2,407,289, remain unsold.  The previously paid registration fees will be applied to the registration fee associated with the Registration Statement.

The Empire District
Electric Company

Dividend Reinvestment and Direct
Stock Purchase Plan

Prospectus

Cusip # 291641 10 8

Prospectus

The Empire District Electric Company Dividend Reinvestment
and Direct Stock Purchase Plan

2,500,000 Shares of Common Stock

With this prospectus, we are offering participation in our Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) to record holders of our common stock and interested new investors.  We have appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., as the Administrator of the Plan.  The Plan provides a simple, convenient and low-cost means of investing in our common stock.

Plan Highlights:

•	You may participate in the Plan with full, partial or no reinvestment of dividends.

•
If you are a registered owner of shares of our common stock, you may purchase additional shares of our common stock by reinvesting all or a portion of the dividends paid on your common stock and/or by making optional cash investments of not less than $25 up to a maximum of $250,000 per calendar year.  In some instances we may permit optional cash investments in excess of this maximum if we approve your request for a waiver.

•
If you are a new investor, you may join the Plan by making an initial investment in our common stock of at least $250 (which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25).

•	You may deposit your common stock certificates, at no cost, with the Administrator for safekeeping.

•	You may sell your shares through the Plan with minimal fees.

•
If your shares are held for you in a brokerage account, you may participate by instructing your broker to transfer your shares of Empire common stock into your name, or make arrangements with the broker to participate on your behalf.

Purchase Price:

•	For purchases of newly issued shares with reinvested dividends: 100% of the three day average trading price on the NYSE immediately preceding the dividend payment date.

•
For purchases of newly issued shares with optional cash investments:  100% of the average trading price on the NYSE  on the relevant investment date, except to the extent a waiver discount period is in effect.

•
For purchases of shares from the open market with reinvested dividends or optional cash investments: 100% of the weighted average price of all shares purchased for the Plan on the relevant investment date, except to the extent a waiver discount period is in effect with respect to optional cash investments.

We have the sole discretion to determine whether shares purchased under the Plan will come from the authorized but unissued shares of our common stock or from shares purchased on the open market by Wells Fargo Shareowner Services.  Please see “Commonly Asked Questions:  What is the source and price of shares purchased under the Plan?” for more information.

Our common stock is traded on the NYSE under the ticker symbol “EDE.”

Investing in our common stock involves risks.  See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2014

TABLE OF CONTENTS

Plan Overview		1
Key Features of the Plan		1
Commonly Asked Questions		3
1.	How do I get started?	3
2.	What is the source and price of shares purchased under the Plan?	3
3.	What is DRS?	4
4.	How and when are dividends reinvested?	4
5.	How do I have my dividends deposited to my bank account?	5
6.	How do I make optional cash investments?	5
7.	When will shares be purchased with optional cash investments?	6
8.	Will I receive certificates for shares purchased?	6
9.	What is safekeeping?	6
10.	Can I get certificates if I want them?	6
11.	How can I transfer or give gifts of shares?	7
12.	How do I sell shares?	7
13.	What are the costs?	8
14.	What about taxes?	8
15.	How can I vote my shares?	9
16.	What provisions are made for non-U.S. residents?	9
17.	How will I keep track of my investments?	9
18.	How would I terminate my participation?	9
19.	Can the Plan be modified, terminated or suspended?	9
20.	What happens if there are stock splits, stock dividends or other distributions?	10
21.	Can I lose my eligibility to participate?	10
Waiver Requests Within an Announced Waiver Discount Period		10
Contact Information		13
Investment Summary and Fees		14
Miscellaneous		16
Use of Proceeds		16
Where You Can Find More Information		16
Forward-looking Statements		17
Experts		18

-i-

PLAN OVERVIEW

Information About Empire

In this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “Empire” refers to The Empire District Electric Company.  We operate our business as three segments:  electric, gas and other.  The Empire District Electric Company (NYSE: EDE), a Kansas corporation organized in 1909, is an operating investor-owned, public utility engaged in the generation, purchase, transmission, distribution and sale of electricity in parts of Missouri, Kansas, Oklahoma, and Arkansas.  As part of our electric segment, we also provide water service to three towns in Missouri.  The Empire District Gas Company is our wholly owned subsidiary engaged in the distribution of natural gas in Missouri.  Our other segment consists of our fiber optics business.

We maintain a website at www.empiredistrict.com.  The information on our website is not a part of this prospectus and is not incorporated by reference herein.

Plan Overview

The Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) offers you a variety of convenient, low-cost services to make it easier for you to invest in our common stock.  The Plan has various features, and you can choose the Plan features that meet your investment needs.  The principal terms and conditions of the Plan are summarized in this prospectus.  The principal terms and conditions of the Plan were originally summarized in a prospectus dated May 21, 2001.  The Plan has been amended effective March 20, 2007, December 20, 2013 and August 8, 2014 to have the principal terms and conditions set forth herein.  Empire has appointed transfer agent Wells Fargo Shareowner Services (the “Administrator”) to administer the Plan.  Together, the Administrator and its affiliates will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time.  The Plan offers a convenient and economical means to own shares.  Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below.

Read on for a more detailed description of the features of The Empire District Electric Company Dividend Reinvestment and Direct Stock Purchase Plan.  If you would like to participate in the Plan, complete the enclosed Account Authorization Form and mail it to the Administrator in the envelope provided.  You can also enroll online at shareowneronline.com.

KEY FEATURES OF THE PLAN

Who Can Participate

If you are an interested investor, you may participate in the Plan if you already own Empire District common stock. If your shares are held for you in a brokerage account, you may participate by instructing your broker to transfer your shares of Empire common stock into your own name, or make arrangements with the broker to participate on your behalf.  If you do not already own shares, as a new investor, you may make your initial purchase of shares directly through the Plan.

Regulations in certain countries may limit or prohibit participation in this type of Plan.  Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulations prohibiting their participation.

Optional Cash Investments

As a Plan participant, you can buy Empire common stock and pay fees and commissions lower than those typically charged by stockbrokers for small transactions.  You can purchase up to $250,000 per calendar year with a minimum of $25 per investment.  You may pay by check, select a one-time withdrawal, or have monthly automatic withdrawals deducted from your bank account.

Convenient Share Sales

You can sell Empire common stock and pay fees lower than those typically charged by stockbrokers for small transactions.

Full Investment

Full investment of your funds (less fees) is possible because you will be credited with both whole shares and fractional shares.  Dividends will be paid not only on whole shares, but also proportionately on fractional shares.

Dividend Reinvestment

You can reinvest all, or subject to certain limitations, a portion of your dividends in additional shares of Empire common stock, or the Administrator will remit the dividends to you either by check or by automatic deposit to a bank account you designate.

Share Safekeeping

You can deposit your Empire common stock certificates with the Administrator for safekeeping, at no cost to you.  You can also request withdrawal of any or all of your whole shares of Empire common stock at any time and a certificate for those shares will be sent to you.

Gifts and Other Share Transfers

You can make gifts or other transfers of Empire common stock you hold in your Plan account.

Transaction Reporting

You will receive a notice after each transaction showing the details and the share balance in your Plan account.

Waiver Requests within an Announced Waiver Discount Period

In some instances, we may permit optional cash investments in excess of the $250,000 per calendar year maximum if we approve your request for a waiver.

COMMONLY ASKED QUESTIONS

1.           How do I get started?

If you are an existing registered shareholder:
If your shares are currently registered in your name with Empire District, not held by your broker or bank in their name, you can enroll through shareowneronline.com or by submitting an Account Authorization Form by mail. If your shares are held for you in a brokerage account, you may participate by instructing your broker to transfer your shares of Empire common stock into your own name, or make arrangements with the broker to participate on your behalf.  You may purchase additional shares of our common stock by reinvesting all or a portion of the dividends paid on your common stock or by making optional cash investments of not less than $25 up to a maximum of $250,000 per calendar year.  In some instances, we may permit optional cash investments in excess of this maximum if we approve your request for a waiver.

If you are a new investor:
If you do not already own Empire District shares, you can enroll in the Plan by submitting a completed Account Authorization Form along with a payment for your initial investment, or you may enroll through shareowneronline.com and authorize an automatic withdrawal from your bank account. You may join the Plan by making an initial investment in our common stock of at least $250 (which you may satisfy by authorizing a minimum of ten (10) automatic monthly investments of at least $25).

Your participation will begin promptly after your authorization is received.  Once you have enrolled, your participation continues automatically, until cancelled by you.

2.           What is the source and price of shares purchased under the Plan?

Empire has the sole discretion to determine whether shares purchased under the Plan will come from the authorized but unissued shares of its common stock or from shares purchased on the open market by the Administrator. For each transaction type, Empire may change from one manner of purchase to the other not more than once in any three month period.

Purchases from Empire

The price of authorized but unissued shares of common stock purchased with reinvested dividends will be 100% of the three day average trading price on the New York Stock Exchange - Composite Transactions for the three trading days immediately preceding the dividend payment date.

The price of authorized but unissued shares of common stock purchased with optional cash investments will be 100% of the average of the high and low trading prices of the common stock on the New York Stock Exchange - Composite Transactions for the respective investment date, less any applicable service fees except to the extent a waiver discount period is in effect with respect to optional cash investments.

Open Market Purchases

The price of shares of common stock purchased on the open market with reinvested dividends or optional cash investments will be 100% of the composite volume weighted average price of all shares purchased for the Plan for the respective investment date, less any applicable trading and service fees except to the extent a waiver discount period is in effect with respect to optional cash investments.

Dividends are reinvested at no cost to you.

See “Waiver Requests within an Announced Waiver Discount Period” for information on waiver discount periods.

3.           What is DRS?

Empire is a participant in the Direct Registration System (DRS).  DRS is a method of recording shares of stock in book-entry form.  Book-entry means that your shares are registered in your name on the books of Empire, without the need for physical certificates, and are held in the same account, but separately from any Plan shares you may own.  Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form.  With DRS you can:

•	Eliminate the risk and cost of storing certificates in a secure place.

•	Eliminate the cost associated with replacing lost, stolen, or destroyed certificates.

•	Move shares electronically to and from your broker.

Any future share transactions will be issued in book-entry form rather than physical certificates unless otherwise specified by the requester.  You may convert any stock certificate(s) you are currently holding into book-entry form.  Send the stock certificate(s) to the Administrator with a request to deposit them to your DRS account.  There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s).

You may choose to have a portion or all of your whole book-entry or Plan shares delivered directly to your broker by contacting your broker.  This process can also work in the reverse; you may request whole book-entry shares moved from a brokerage account to your registered account.  When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

Optional Mail Loss Insurance

If you will be utilizing our custodial service, when sending in your certificate(s), your certificate(s) should not be endorsed, and we recommend sending your certificate(s) via registered, express or certified, insured mail for up to 3% of the current market value.

However, please be advised that choosing registered, express or certified, insured (through the US Postal Service) mail alone will not provide full protection, should the certificate(s) become lost or stolen.

As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for deposit to your account, which provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail.  Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, see question number 9 regarding safekeeping.

4.           How and when are dividends reinvested?

You may choose to reinvest all or, subject to the limitations set forth below, a portion of the dividends on shares of Empire common stock you own in additional shares of Empire common stock.  If you do not select an option, the Plan Administrator will default your choice to full reinvestment.  You may change your election at any time by notifying the Administrator.  To be effective with respect to a particular dividend, any such election or change must be received by the Administrator on or before the record date for that dividend.  Any election or change received after a dividend record date will not be effective until after that dividend has been paid.

Of course, you may choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or direct deposit.

Your three options include:

Full dividend reinvestment — All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. The participant will not receive cash dividends from Empire; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account.

The Administrator will invest dividends in whole and fractional shares of Empire common stock on the applicable dividend payable date.  No interest will be paid on funds held by the Administrator pending investment.

Partial dividend reinvestment — A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied against the total shares held in the Plan, along with any shares held in physical certificate form or held through DRS. A participant may elect percentages from 10%-90%, in increments of 10%.  The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

The Administrator will invest dividends in whole and fractional shares of Empire common stock on the applicable dividend payable date.  No interest will be paid on funds held by the Administrator pending investment.

An example of partial reinvestment: A participant has a total of 150 shares: 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

Cash dividends — All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

5.           How do I have my dividends deposited to my bank account?

You may have your cash dividends not being reinvested transferred directly to your bank for deposit.  For electronic direct deposit of dividend funds, contact the Administrator to request a Direct Deposit of Dividends Authorization Form, complete, and return the form to the Administrator.  Be sure to include a voided check for checking accounts or a savings deposit slip for savings accounts.  All registered owner(s) must sign as their name(s) appear(s) on their account.

6.           How do I make optional cash investments?

If you already own Empire common stock and are enrolled in the Plan and want to make optional cash investments, you can send a personal check or cashier’s check (money orders are not accepted) with the Transaction Request Form on your Plan statement to the Administrator at the address specified on the statement.  Checks should be made payable to Shareowner Services and must be in U.S. funds and drawn on a U.S. or Canadian financial institution.   Or, if you wish to make regular investments, you may authorize automatic withdrawals from a designated U.S. or Canadian financial institution.  Funds are withdrawn on the 6th and/or 20th of each month, or if the 6th and/or 20th is not a business day, the following business day.  This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check.  Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan statement and in their bank account statement. Enrollment is available online, by telephone, or by mailing in an Account Authorization Form. You may change the amount being withdrawn or stop the automatic monthly deduction by notifying the Administrator.  To be effective with respect to a particular investment date, your request to change or enroll in the automatic withdrawal feature must be received by the Administrator at least 15 business days prior to the investment date.

Optional cash investments are subject to a minimum of $25 per investment and a maximum of $250,000 per calendar year.  Funds awaiting purchase do not earn interest.

If any optional cash investment, including payments by check or automatic withdrawal, is returned for any reason, the Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares.  The Administrator may sell other shares in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason, and may sell additional shares as necessary to cover any market loss incurred by the Administrator.

7.           When will shares be purchased with optional cash investments?

Upon receipt of the funds, the Administrator will invest optional cash investments, including funds received from an individual electronic debit and automatic deductions, less applicable fees, in whole and fractional shares as promptly as practicable, at least once every five trading days.  No interest will be paid on funds held by the Administrator pending investment.

During the period that an optional cash investment is pending, the collected funds in the possession of the Administrator may be invested in certain Permitted Investments.  For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Administrator or for which the Administrator or any of its affiliates provides management, advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America.  The risk of any loss from such Permitted Investments shall be the responsibility of the Administrator.  Investment income from such Permitted Investments shall be retained by the Administrator.

When shares are purchased or sold through the open market, the Administrator is authorized to choose a broker/ dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan participants.  The Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

8.           Will I receive certificates for shares purchased?

No, because the Plan provides for share safekeeping.  For your convenience, shares purchased under the Plan will be maintained by the Administrator in your name in non-certificated form.  You may, however, request a stock certificate from the Administrator at any time, free of charge.

9.           What is safekeeping?

Shares of Empire common stock that you buy under the Plan will be maintained in your Plan account in non-certificated form for safekeeping.

If you own Empire common stock in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge.  Safekeeping protects your shares against loss, theft or accidental destruction.  Safekeeping also provides a convenient way for you to keep track of your shares.  Only shares held in safekeeping may be sold through the Plan.

Because you bear the risk of loss in sending in stock certificates, it is recommended that you use registered, express or certified, insured mail.  Certificates should not be endorsed.  See “Optional Mail Loss Insurance” in Question 3 above for more details.

10.           Can I get certificates if I want them?

Yes.  If you should ever want a stock certificate for all or a portion of the whole shares of Empire common stock in your Plan account, the Administrator will send one to you, upon your request.  The Administrator will mail a certificate to you within four business days of receiving your properly completed written request.  No certificate for a fractional share will be issued.  Please allow an additional five to seven business days for the Post Office to deliver your certificate.

11.           How can I transfer or give gifts of shares?

You may transfer or give gifts of Empire common stock to anyone you choose by contacting the Administrator and requesting a Stock Power Form.  All registered owner(s) must sign as their name(s) appear(s) on their account and have their signature(s) medallion guaranteed.  Typically a notice indicating the transfer of Empire common stock will be forwarded to the recipient.

12.           How do I sell shares?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of Empire are traded. Depending on the number of Empire shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is     automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see Investment Summary and Fees for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at «Website_».

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

Empire’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

Share sales by employees, affiliates and Section 16 officers must be made in compliance with Empire's Insider Trading Policy which provides that such persons may not trade in Empire’s common stock if in possession of material, non-public information about the Company.

13.           What are the costs?

Participation is voluntary and you may discontinue your participation at any time.  However, there are fees associated with some of the Plan’s services.  Please refer to the Investment Summary and Fees schedule for more information on transaction and trading fees.

14.           What about taxes?

The Internal Revenue Service has ruled on a plan similar to Empire’s Plan that the full fair market value of the shares on the date purchased with reinvested dividends is taxable as dividend income to you.

The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service after each year-end reporting all dividend income you received during the year on your Empire common stock (consisting of all dividends and applicable additional income, and transaction or trading fees paid on your behalf by Empire).  If you sell shares through the Plan, the Administrator will send a Form 1099-B to you and the Internal Revenue Service after year end, showing the total proceeds of the transactions.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

We recommend that you keep your transaction statements, which are helpful for record keeping and tax purposes.

15.           How can I vote my shares?

You will receive proxy material for all of your shares, and your shares will be voted in accordance with your direction.  If you wish, you may vote your shares in person at shareholder meetings. The Plan Administrator will vote all shares held in the Participant’s account in the same way in which the Participant votes shares of Empire standing of record in the Participant’s name by regular proxy returned by Participants to Empire, or, if the Plan Administrator sends to the Participant a separate proxy covering the shares credited to the Participant’s dividend reinvestment account, then such shares will be voted as designated in such separate proxy.  In the event the Participant does not direct the voting of shares by either such regular or separate proxy, the shares credited to Participant’s Plan account will not be voted.

16.           What provisions are made for non-U.S. residents?

Cash investments from non-U.S. residents must be in U.S. currency and will be invested in the same manner as investments from other participants.  Each participant is responsible for reviewing the applicable laws of his or her country of residence prior to investing in Empire common stock.  All dividends will be subject to withholding under the terms of any applicable tax treaty provisions.

17.           How will I keep track of my investments?

The Administrator will send a transaction notice confirming the details of each transaction you make.  If you continue to have shares held in the Plan but have no transactions, the Administrator will send you a statement only upon your request. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through «Website_».

18.           How would I terminate my participation?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator.  All registered owner(s) must sign as their name(s) appear(s) on their account.  Your termination notice should specify whether to (1) convert all your full Plan shares to book-entry (DRS) or issue physical certificate(s) for all full Plan shares and sell the remaining fraction, (2) sell all of your Plan shares, or (3) convert a specified number of full Plan shares to book-entry (DRS) or issue physical certificate(s) for a specified number of full shares and sell the remaining shares.  Participants will receive a check or direct deposit, less any brokerage commission and service fees, in the amount of any fractional or full shares sold.  Future dividends will be paid in cash. To be effective with respect to a particular investment date, your request to terminate the automatic withdrawal feature must be received by the Plan Administrator at least 15 business days prior to the investment date.

If no election is made in the request for termination, full Plan shares will be converted to book-entry (DRS) and a check issued for net proceeds of the fractional share.

If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you.  Future dividends will be paid in cash, unless you rejoin the Plan.

If you request to transfer all shares in your Plan account between a dividend record date and payable date, your transfer request will be processed; however, your Plan account will not be terminated.  You may receive additional dividend reinvestment shares, which will require you to submit a written request to transfer the additional shares.

19.           Can the Plan be modified, terminated or suspended?

Empire reserves the right to suspend, modify or terminate the Plan at any time.  You will receive notice of any such suspension, material modification or termination.  Empire and the Administrator also reserve the right to change any administrative procedures of the Plan.

20.           What happens if there are stock splits, stock dividends or other distributions?

In the event dividends are paid in Empire common stock, or if Empire common stock is distributed in connection with any stock split or similar transaction, your account will be adjusted to reflect the receipt of the common stock so paid or distributed.  If a participant sends notice of termination or a request to sell to the Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant’s account.

21.           Can I lose my eligibility to participate?

If the number of shares held in a Plan account is less than one full share, the Administrator may terminate a shareholder’s participation in the Plan and sell the fractional share.  See question number 12 regarding sale proceeds.

Empire reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan.  In such event, the Administrator will notify you in writing, will continue to safekeep your whole shares, will sell any fractional shares and will no longer accept optional cash investments or reinvest your dividends.  The Administrator would also sell your shares or issue a certificate to you upon your request.

WAIVER REQUESTS WITHIN AN ANNOUNCED WAIVER DISCOUNT PERIOD

Optional cash investments of more than $250,000 per calendar year (including any initial investments in excess of $250,000) (“Large Cash Purchase”) may be made only by investors that submit a request for a waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time.

Submission of Requests for Waiver. Investors who wish to make Large Cash Purchases should telephone Empire at 1-417-626-5965 or access Empire’s corporate website to determine if we will be considering Large Cash Purchase requests at such time. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•
that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase request form that may be obtained online through our website at www.empiredistrict.com/WaiverRequest or through our transfer agent Wells Fargo Shareowner Services, at shareowneronline.com. We must receive completed Large Cash Purchase requests by delivery to Waiver-Discount@empiredistrict.com  no later than 4:00 p.m. Central Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. We will notify by return email or by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 4:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 2:00 p.m. Central Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $250,000 per calendar year for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•
To determine the purchase price of shares of common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment.  The pricing period generally will consist of one to fifteen consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Bloomberg, LP or, if Bloomberg, LP is no longer providing this information, another authoritative source.

•
We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•
If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price, rounded to four decimal places, of shares of common stock as traded on the composite exchanges during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such composite volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

•
The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•
If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•
If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period will be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•
We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 3.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•
Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•
If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.

•
We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

•
We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $250,000 per calendar year made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver.

CONTACT INFORMATION

Any questions you have about purchasing or selling, or any other services offered by the Plan, should be made directly to the Administrator, through any of the following:

INTERNET

«Website_»

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

For existing registered shareowners:
1.	Go to «Website_»
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:
1.	Go to «Website_»
2.	Under Invest in a Plan, select Direct Purchase Plan
3.	Select The Empire District Electric Company
4.	Under New Investors, select Invest Now
5.	Follow instructions on the Buy Shares

TELEPHONE

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

1-800-468-9716	(toll free in the U.S.)

1-651-450-4064	(outside of the U.S.)

IN WRITING

You may also write to the Administrator at the following addresses.

Written correspondence :
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified and overnight delivery
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

Make check payable to Shareowner Services in U.S. dollars.  Please use transaction stub from statement.

Note:  Not sending the transaction stub with an optional cash investment will slow processing.

Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Empire on all correspondence.

INVESTMENT SUMMARY AND FEES

Summary
Minimum cash investments
Minimum one-time initial purchase for new investors	«Initial_minimum_»
Minimum one-time optional cash purchase	«VC_Minimum»
Minimum recurring automatic investments	«VC_Minimum»

Maximum cash investments
Maximum investment per calendar year	«VC_Maximum»

Fees
Investment fees
Initial enrollment (new investors only)	«NEW_Enroll_Fee»
Dividend reinvestment	«CERT_WIT_FEE»
Check investment	«CERT_WIT_FEE»
One-time automatic investment	«CERT_WIT_FEE»
Recurring automatic investment	«CERT_WIT_FEE»
Dividend purchase trading commission per share	«Purchase_Commission_»
Optional cash purchase trading commission per share	«Purchase_Commission_»
Sales fees
Batch Order	«Sale_Fee_»
Market Order	$25.00
Day Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	«Sale_Commission_»
Direct deposit of sale proceeds	«Sale_ACH_»
Other fees
Certificate issuance	«CERT_WIT_FEE»
Certificate deposit	«CERT_DEP_FEE»
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

Note:  The Empire District Electric Company Dividend Reinvestment and Direct Stock Purchase Plan is designed for the long-term investor and does not afford the same flexibility as a stockbroker’s account.

Holders of our common stock are entitled to dividends if, as, and when declared by the Board of Directors, out of funds legally available therefore, subject to the prior rights of holders of any outstanding cumulative preferred stock and preference stock. Payment of dividends is determined by our Board of Directors after considering all relevant factors, including the amount of our retained earnings (which is essentially our accumulated net income less dividend payouts). A reduction of our dividend per share, partially or in whole, could have an adverse effect on our common stock price.

In administering the Plan, neither Empire, the Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of the Plan participant is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Administrator is acting solely as agent of Empire and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Administrator or Empire.

In the absence of negligence or willful misconduct on its part, the Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder.  In no event shall the Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Administrator shall:  (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Empire District Electric Company is listed on the New York Stock Exchange and trades under the ticker symbol “EDE.”

MISCELLANEOUS

Use of Proceeds

If shares are purchased on the open market, we will not receive any proceeds.  If purchases of common stock are made directly from us, we intend to use the net proceeds for working capital, for repayment of debt and for other general corporate purposes.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.  In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us.  Additional information about Empire may be found over the Internet at our website at www.empiredistrict.com.  The information on our website is not a part of this prospectus and is not incorporated by reference herein.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus.  We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination or completion of the offering of all securities covered by this prospectus.

We incorporate into this prospectus the following documents that we have filed with the SEC pursuant to the Exchange Act; provided, however, that, unless otherwise specified in a prospectus supplement, we are not incorporating by reference, in each case, any such documents or portions of such documents that have been (or will be) “furnished” but not “filed” for purposes of the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Our Current Reports on Form 8-K filed on January 28, 2014, February 3, 2014, February 7, 2014 (only Item 5.03 and the exhibit referenced therein), and May 5, 2014; and

•	The description of our common stock as set forth in our Registration Statement on Form S-3 (File No. 333-171955) under the heading “Description of Common Stock.”

This prospectus is part of a registration statement filed with the SEC, which may contain additional information that you might find important.

We will provide to each person to whom this prospectus is delivered, upon written request and without charge, a copy of the documents referred to above that we have incorporated by reference (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing).

You may request a copy of these filings at no cost, by writing us at The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801, Attention: Corporate Secretary, or by telephoning us at (417) 625-5100.

Each of this prospectus and the information incorporated by reference herein or therein may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written request to us.

Information appearing in this prospectus or in any particular document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

Forward-looking Statements

Certain matters discussed in this prospectus and in the documents incorporated by reference in this prospectus are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, pension and other costs, competition, litigation, our construction program, our generation plans, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters.  Forward-looking statements may contain words like “anticipate”, “believe”, “expect”, “project”, “objective” or similar expressions to identify them as forward-looking statements.  Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

•	weather, business and economic conditions and other factors which may impact sales volumes and customer growth;

•	the costs and other impacts resulting from natural disasters, such as tornados and ice storms;

•	the amount, terms and timing of rate relief we seek and related matters;

•
the results of prudency and similar reviews by regulators of costs we incur, including capital expenditures, and fuel and purchased power costs, including any regulatory disallowances that could result from prudency reviews;

•	unauthorized physical or virtual access to our facilities and systems and acts of terrorism, including, but not limited to, cyber-terrorism;

•	legislation and regulation, including environmental regulation (such as NOx, SO2, mercury, ash and CO2) and health care regulation;

•	the periodic revision of our construction and capital expenditure plans and cost and timing estimates;

•	costs and activities associated with markets and transmission, including the Southwest Power Pool (SPP) regional transmission organization (RTO) transmission development, and SPP Day-Ahead Market;

•	the impact of energy efficiency and alternative energy sources;

•	electric utility restructuring;

•
spending rates, terminal value calculations and other factors integral to the calculations utilized to test the impairment of goodwill, in addition to market and economic conditions which could adversely affect the analysis and ultimately negatively impact earnings;

•
volatility in the credit, equity and other financial markets and the resulting impact on our short term debt costs and our ability to issue debt or equity securities, or otherwise secure funds to meet our capital expenditure, dividend and liquidity needs;

•	the effect of changes in our credit ratings on the availability and cost of funds;

•	the performance of our pension assets and other post-employment benefit plan assets and the resulting impact on our related funding commitments;

•	our exposure to the credit risk of our hedging counterparties;

•
the cost and availability of purchased power and fuel, including costs and activities associated with the SPP Day-Ahead Market, and the results of our activities (such as hedging) to reduce the volatility of such costs;

•	interruptions or changes in our coal delivery, gas transportation or storage agreements or arrangements;

•	operation of our electric generation facilities and electric and gas transmission and distribution systems, including the performance of our joint owners;

•	changes in accounting requirements;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims;

•	performance of acquired businesses; and

•	other circumstances affecting anticipated rates, revenues and costs.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control.  New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each such factor on us.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risk, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the facts, results, performance or achievements we have anticipated in such forward-looking statements.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Empire’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement are as follows:

Securities and Exchange Commission Registration Fee (actual)(1)	$265.81
Services of Registered Independent Public Accounting Firm and Counsel Fees and Expenses	30,000
Printing Expenses	30,000
Stock Exchange Listing Fees (actual)(2)	12,000
Administrative and Miscellaneous Expenses	7,500
Total(3)	$79,765.81
________________________

(1)
The registration fee of $7,562.33 is offset by registration fees of $7,296.52 previously paid by the Registrant with respect to 2,500,000 shares of common stock registered under Registration Statement on Form S-3 (Registration No. 333-193037) of the Registrant filed with the Securities and Exchange Commission on December 20, 2013, of which 2,407,289 remain unsold.  The previously paid registration fees will be applied to the registration fee associated with this Registration Statement.

(2)
This fee was previously paid by the Company in connection with the supplemental listing of 2,500,000 shares of common stock registered under Registration Statement on Form S-3 (Registration No. 333-193037) of the Registrant filed with the Securities and Exchange Commission on December 20, 2013, of which 2,407,289 remain unsold.

(3)	All expenses, except Securities and Exchange Commission Registration Fee and Stock Exchange Listing Fee, are estimated for the life of the plan.

Item 15.  Indemnification of Officers and Directors.

The Empire District Electric Company is organized under the laws of the State of Kansas.  Our Restated Articles of Incorporation and Bylaws contain provisions permitted by the Kansas General Corporation Code which, in general terms, provide that directors and officers will be indemnified by us for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of Empire, if they meet certain specified conditions, and provide for the advancement by us to our directors and officers of expenses incurred by them in defending suits arising out of their service as such.

Our directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933 (the “Securities Act”).  The premium for this insurance is paid by us.  Further, Empire has entered into indemnity agreements with certain of its directors and officers pursuant to which Empire is contractually obligated to indemnify, hold harmless, exonerate and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law.

Item 16.  Exhibits.

Reference is made to the Exhibit Index filed as a part of this registration statement.

Item 17.  Undertakings.

(a)           Rule 415 offering undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:  Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Empire District Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joplin, State of Missouri, on August 8, 2014.

THE EMPIRE DISTRICT ELECTRIC COMPANY By: /s/ Bradley P. Beecher Name: Bradley P. Beecher Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bradley P. Beecher Bradley P. Beecher	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2014
/s/ Laurie A. Delano Laurie A. Delano	Vice President-Finance (Principal Financial Officer)	August 8, 2014
* Robert W. Sager	Controller, Assistant Treasurer and Assistant Secretary (Principal Accounting Officer)	August 8, 2014
* Kenneth R. Allen	Director	August 8, 2014
* William L. Gipson	Director	August 8, 2014
* Ross C. Hartley	Director	August 8, 2014
* D. Randy Laney	Director	August 8, 2014
* Bonnie C. Lind	Director	August 8, 2014
* B. Thomas Mueller	Director	August 8, 2014
* Thomas M. Ohlmacher	Director	August 8, 2014
* Paul R. Portney	Director	August 8, 2014
* Herbert J. Schmidt	Director	August 8, 2014
* C. James Sullivan	Director	August 8, 2014
*By /s/ Laurie A. Delano		August 8, 2014
(Laurie A. Delano, as attorney in fact for each of the persons indicated)

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
4(a)	−	Restated Articles of Incorporation of Empire (Incorporated by reference to Exhibit 4(a) to Registration Statement No. 33-54539 on Form S-3).
4(b)	−	By-laws of Empire as amended February 6, 2014 (Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K dated February 6, 2014 and filed February 7, 2014, File No. 1-3368).
4(c)	−
Indenture of Mortgage and Deed of Trust dated as of September 1, 1944 and First Supplemental Indenture thereto among Empire, The Bank of New York Mellon Trust Company, N.A. and UMB Bank, N.A., (Incorporated by reference to Exhibits B(1) and B(2) to Form 10, File No. 1-3368).

4(d)	−	Third Supplemental Indenture to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 2(c) to Form S-7, File No. 2-59924).
4(e)	−	Sixth through Eighth Supplemental Indentures to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 2(c) to Form S-7, File No. 2-59924).
4(f)	−	Fourteenth Supplemental Indenture to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(f) to Registration Statement No. 33-56635 on Form S-3).
4(g)	−
Twenty-Fourth Supplemental Indenture dated as of March 1, 1994 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(m) to Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-3368).

4(h)	−
Twenty-Eighth Supplemental Indenture dated as of December 1, 1996 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4 to Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-3368).

4(i)	−
Thirty-First Supplemental Indenture dated as of March 26, 2007 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated March 26, 2007 and filed March 28, 2007, File No. 1-3368).

4(j)	−
Thirty-Second Supplemental Indenture dated as of March 11, 2008 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated March 11, 2008 and filed March 12, 2008, File No. 1-3368).

4(k)	−
Thirty-Third Supplemental Indenture dated as of May 16, 2008 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated May 16, 2008 and filed May 16, 2008, File No. 1-3368).

4(l)	−
Thirty-Fifth Supplemental Indenture, dated as of May 28, 2010, to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated May 28, 2010 and filed May 28, 2010, File No. 1-3368).

4(m)	−
Thirty-Sixth Supplemental Indenture, dated as of August 25, 2010, to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated August 25, 2010 and filed August 26, 2010, File No. 1-3368).

4(n)	−
Thirty-Seventh Supplemental Indenture, dated as of June 9, 2011, to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated June 9, 2011 and filed June 10, 2011, File No. 1-3368).

Exhibit Number		Description of Exhibit
4(o)	−
Thirty-Eighth Supplemental Indenture, dated as of April 2, 2012, to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K dated April 2, 2012 and filed April 2, 2012, File No. 1-3368).

4(p)	−
Thirty-Ninth Supplemental Indenture, dated May 30, 2013, to the Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K dated May 30, 2013 and filed May 30, 2013, File No. 1-03368).

4(q)	−
Bond Purchase Agreement, dated as of April 2, 2012, by and among the Company and the Purchasers named therein (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated April 2, 2012 and filed April 2, 2012, File No. 1-3368).

4(r)	−
Bond Purchase Agreement, dated as of October 30, 2012, by and among the Company and the Purchasers named therein (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated October 30, 2012 and filed November 2, 2012, File No. 1-3368).

4(s)	−
Indenture for Unsecured Debt Securities, dated as of September 10, 1999 between Empire and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 4(v) to Registration Statement No. 333-87015 on Form S-3).

4(t)	−
Securities Resolution No. 5, dated as of October 29, 2003, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for quarter ended September 30, 2003), File No. 1-3368).

4(u)	−
Securities Resolution No. 6, dated as of June 27, 2005, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated June 27, 2005 and filed June 28, 2005, File No. 1-3368).

4(v)	–	Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix A to the definitive proxy statement filed pursuant to Regulation 14A on March 19, 2014, File No. 1-03368).
4(w)	–	2015 Stock Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement filed pursuant to Regulation 14A on March 19, 2014, File No. 1-03368).
4(x)	–	Amended and Restated Stock Unit Plan for Directors (incorporated by reference to Appendix C to the definitive proxy statement filed pursuant to Regulation 14A on March 19, 2014, File No. 1-03368).
5*	−	Opinion of Anderson & Byrd regarding the legality of the Common Stock to be issued under the Plan.
23(a)*	−	Consent of PricewaterhouseCoopers LLP.
23(b)	−	Consent of Anderson & Byrd, LLP (included in Exhibit 5(a) hereto).
24*	−	Powers of Attorney.
_____________________

* Filed herewith.